                                                                  EXHIBIT 2.16


                            STOCK PURCHASE AGREEMENT


                                  by and among


                         TELETOUCH COMMUNICATIONS, INC.
                                    as Buyer

                                      and

                              the Shareholders of

                           AACS COMMUNICATIONS, INC.
                                   as Sellers


                                 April 4, 1996

                               TABLE OF CONTENTS
                               -----------------

                                             ARTICLE I      DEFINITIONS

             1.1   Definitions.......................................................      1
             1.2   Other Terms.......................................................      6
             1.3   Other Definitional Provisions.....................................      6

                                             ARTICLE II     THE TRANSACTION
             2.1   Purchase and Sale of Stock........................................      7
             2.2   Earnest Money.....................................................      7

                                             ARTICLE III    PAYMENT OF PURCHASE
             PRICE

             3.1   Amount; Delivery..................................................      7
             3.2   Purchase Price Adjustments........................................      8
             3.3   Holdback..........................................................      9
             3.4   Apportionments; Post-Closing Adjustments..........................      9

                                             ARTICLE IV     REPRESENTATIONS AND
             WARRANTIES OF SELLERS

             4.1   Existence and Good Standing.......................................     10
             4.2   Capitalization of AACS............................................     10
             4.3   Authorization and Validity of Agreement...........................     10
             4.4   Consents and Approvals; No Violations.............................     11
             4.5   Receivables and Payables..........................................     11
             4.6   Financial Statements; No Material Adverse Change..................     11
             4.7   Warranty Claims...................................................     12
             4.8   Title to Properties; Encumbrances; Condition......................     12
             4.9   Leases............................................................     12
             4.10  Contracts and Commitments.........................................     12
             4.11  Permits...........................................................     14
             4.12  Litigation........................................................     14
             4.13  Taxes.............................................................     14
             4.14  Insurance.........................................................     15
             4.15  Intellectual Property.............................................     15
             4.16  Compliance with Laws..............................................     15
             4.17  Employment Relations..............................................     15

             4.18  Employee Benefit Plans............................................     15
             4.19  Environmental Laws and Regulations................................     16
             4.20  Interests in Customers and Suppliers..............................     16
             4.21  Compensation of Employees.........................................     16
             4.22  Suppliers and Customers...........................................     17
             4.23  Absence of Changes................................................     17
             4.24  Solvency..........................................................     18
             4.25  Disclosure........................................................     18
             4.26  Government Contracts..............................................     18
             4.27  Copies of Documents...............................................     18
             4.28  No Subsidiaries...................................................     18
             4.29  Books and Records.................................................     19
             4.30  Broker's or Finder's Fees.........................................     19

                                             ARTICLE V      REPRESENTATIONS AND
              WARRANTIES OF BUYER

              5.1  Existence and Good Standing of Buyer; Power and Authority.........     19
              5.2  No Violations.....................................................     19
              5.3  Securities Representations........................................     20
              5.4  Broker's or Finder's Fees.........................................     20

                                             ARTICLE VI     CONDITIONS TO SELLER'S
              OBLIGATIONS

              6.1  Truth of Representations and Warranties...........................     21
              6.2  Performance of Agreements.........................................     21
              6.3  No Litigation Threatened..........................................     21
              6.4  Governmental Approvals............................................     21
              6.5  Proceedings.......................................................     21

                                             ARTICLE VII    CONDITIONS TO BUYER'S
              OBLIGATIONS

              7.1  Truth of Representations and Warranties...........................     22
              7.2  Performance of Agreements.........................................     22
              7.3  No Litigation Threatened..........................................     22
              7.4  Due Diligence.....................................................     22
              7.5  Governmental Approvals............................................     22
              7.6  Consents..........................................................     22
              7.7  Legal Opinions....................................................     22

              7.8  EBITDA............................................................     23
              7.9  Proceedings.......................................................     23

                                             ARTICLE VIII   COVENANTS OF SELLER

              8.1  Cooperation by Seller.............................................     23
              8.2  Notice of Breaches................................................     23
              8.3  Conduct of Business...............................................     23
              8.4  Negative Covenants of Seller......................................     24
              8.5  Exclusive Dealing.................................................     25
              8.6  Review of the Assets..............................................     25
              8.7  Further Assurances................................................     25
              8.8  Delivery of Schedules.............................................     25

                                             ARTICLE IX     COVENANTS OF BUYER

              9.1  Cooperation by Buyer..............................................     25
              9.2  Books and Records; Personnel......................................     26
              9.3  Further Assurances................................................     26

                                             ARTICLE X      COMMISSION APPROVAL

             10.1  Commission Licenses...............................................     26
             10.2  Commission Filings................................................     26
             10.3  Common Carrier Licenses...........................................     26
             10.4  Private Radio Licenses............................................     27
             10.5  Assurance of Compliance...........................................     27

                                             ARTICLE XI     THE CLOSING

             11.1  Time and Place....................................................     27
             11.2  Sellers' Obligations..............................................     27
             11.3  Buyer's Obligations...............................................     28

                                             ARTICLE XII    TERMINATION
             12.1  Termination.......................................................     29
             12.2  Remedies Upon Default or Failure to Close.........................     29
             12.3  Effect on Obligations.............................................     30

                                             ARTICLE XIII   SURVIVAL AND
              INDEMNIFICATION

             13.1   Indemnification of Seller.........................................     31
             13.2   Indemnification of Buyer..........................................     31
             13.3   Demands...........................................................     32
             13.4   Right to Contest and Defend.......................................     32
             13.5   Cooperation.......................................................     33
             13.6   Right to Participate..............................................     33
             13.7   Payment of Damages................................................     33
             13.8   Survival of Representations and Warranties........................     33

                                             ARTICLE XIV    MISCELLANEOUS
             14.1   Notices...........................................................     34
             14.2   Governing Law.....................................................     35
             14.3   Entire Agreement; Amendments and Waivers..........................     35
             14.4   Binding Effect and Assignment.....................................     36
             14.5   Severability......................................................     36
             14.6   Headings..........................................................     36
             14.7   Execution.........................................................     36
             14.8   Sales and Transfer Taxes..........................................     36
             14.9   Expenses..........................................................     36
             14.10  Publicity.........................................................     37

SCHEDULES
---------

     Schedule 4.2     Shareholder Impediments
     Schedule 4.4     Seller Consents
     Schedule 4.5     Receivables and Payables
     Schedule 4.6     Material Adverse Change
     Schedule 4.7     Warranty Claims
     Schedule 4.8     Title to Properties; Encumbrances; Condition
     Schedule 4.9     Leases
     Schedule 4.10    Contracts and Commitments
     Schedule 4.11    Permits
     Schedule 4.12    Litigation
     Schedule 4.14    Insurance Policies
     Schedule 4.15    Intellectual Property
     Schedule 4.19    Environmental Laws and Regulations
     Schedule 4.20    Certain Relationships of Seller
     Schedule 4.21    List of Employees of Seller
     Schedule 4.22    Suppliers and Customers
     Schedule 4.24    Absence of Changes
     Schedule 4.28    Government Contracts


EXHIBITS
--------

     Exhibit A           Employment Agreement
     Exhibit B           Escrow Agreement
     Exhibit C           Noncompetition Agreement
     Exhibit D-1         Opinion of Seller's Counsel
     Exhibit D-2         Opinion of Seller's FCC Counsel

                           STOCK PURCHASE AGREEMENT



     This Stock Purchase Agreement (the "Agreement") dated as of April 4, 1996, is by and among Teletouch Communications, Inc., a Delaware corporation ("Buyer"), and Lanty H. Wylie, Jr., Raymond C. Trott and the Estate of James Robert Bell (individually, a "Seller" and collectively, the "Sellers"), collectively constituting all of the shareholders of AACS Communications, Inc., a Texas corporation ("AACS").

                             W I T N E S S E T H:

     WHEREAS, the Sellers wish to sell and Buyer wishes to purchase all of the issued and outstanding capital stock of Seller (the "Stock"), all upon the terms and subject to the conditions set forth below.

     NOW, THEREFORE, for the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:


                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

     I.1  Definitions.  As used herein, the following terms have the meanings
          -----------
set forth below:

     "Accounts Receivable":  all notes and accounts receivable of Seller
      -------------------
attributable to the Business through the date immediately preceding the Closing Date.

     "Affiliate":  with respect to any Person, any other Person directly or
      ---------
indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

     "Agreement":  this Stock Purchase Agreement, as amended from time to time
      ---------
as provided herein, and all exhibits, schedules and ancillary documents hereto, except where the context clearly indicates otherwise.

     "Audit Date":  as defined in Section 3.2(a).
      ----------

     "Books and Records":  all books, records, books of account, files and data
      -----------------
(including
customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates and other documents used in or associated with the conduct of the Business or the ownership of the assets, including personnel records and files (to the extent Seller's personnel are hired by Buyer), minute books, transfer ledgers and stock certificates.

     "Business":  the paging operations, including (a) the lease and sale of
      --------
paging equipment, (b) sale and servicing of mobile equipment and (c) any other services provided by AACS relating to the paging industry as currently conducted by AACS which has its principal offices at 702A East Abram Street, Arlington, Texas 76010.

     "Business Day":  any day excluding Saturday, Sunday and any day on which
      ------------
banks in Houston, Texas are authorized or required by law or other governmental action to close.

     "Buyer":  as defined in the preamble of this Agreement.
      -----

     "Buyer Indemnitees":  as defined in Section 13.2.
      -----------------

     "Buyer's Agreements": the Employment Agreement, the Escrow Agreement and
      ------------------
the Noncompetition Agreementss.

     "Cash Payment":  as defined in Section 3.1(a).
      ------------

     "Claim":  as defined in Section 13.3.
      -----

     "Closing":  as defined in Section 11.1.
      -------

     "Closing Date":  as defined in Section 11.1.
      ------------

     "Code":  the Internal Revenue Code of 1986, as amended from time to time,
      ----
and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

     "Commission":  the Federal Communications Commission.
      ----------

     "Confidentiality Agreement": as defined in Section 12.3.
      -------------------------

     "Contract": any written or oral contract, agreement or instrument relating
      --------
to the Business to which AACS is a party or is otherwise bound, including, without limitation, supply contracts, customer agreements, any mortgages, deeds of trust, notes or guarantees, pledges, liens, or conditional sales agreements to which AACS is a party or by which any of its assets may be bound, but excluding Leases and Employee Benefit Plans.

     "Damages": as defined in Section 13.1.
      -------

     "December Balance Sheet":  as defined in Section 3.2(a).
      ----------------------

     "Earnest Money": as defined in Section 2.2.
      -------------

     "Employee Benefit Plans": any employee benefit plans, policies, programs
      ----------------------
and arrangements and all related contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of the Business prior to the Closing Date.

     "Employment Agreement": the agreement between AACS and Lanty H. Wylie, Jr.
      --------------------
relating to his employment in the form of Exhibit "A" attached hereto, to be executed at Closing.

     "Encumbrances": liens, security interests, options, rights of first
      ------------
refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, encroachments, licenses, Leases, Permits, security agreements, or any other encumbrances and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto.

     "Environmental Claim":  any and all administrative, regulatory, judicial or
      -------------------
other actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law (cumulatively and for purposes of this definition, "Environmental Claims"), including without limitation (i) any and all Environmental Claims by governmental authorities for enforcement, penalties, cleanup, removal, remedial or other actions or damages pursuant to any applicable Environmental Law, and
(ii) any and all Environmental Claims by any third party seeking damages, enforcement, penalties, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     "Environmental Law":  any federal, state or local statute, law, rule,
      -----------------
regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Occupational Safety and Health Act, as amended, 29 U.S.C. (S) 651 et seq; the
                                                                  -- ---
Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. (S) 9601 et seq.; the Hazardous Materials Transportation
                              -- ---
Act, as amended, 49 U.S.C. (S) 5101 et seq.; the Resource Conservation and
                                    -- ---
Recovery Act, as amended, 42 U.S.C. (S) 6901 et seq.; the Federal Water
                                             -- ---
Pollution Control Act, as amended, 33 U.S.C. (S) 1251 et seq.; the Toxic
                                                      -- ---
Substances Control Act, 15 U.S.C. (S) 2601
et seq.; the Clean Air Act, 42 U.S.C. (S) 7401 et seq.; the Safe Drinking Water
-- ---                                         -- ---
Act, 42 U.S.C. (S) 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. (S)
                        -- ---
2701 et seq.; and relevant state and local laws.
     -- ---

     "ERISA":  the Employee Retirement Income Security Act of 1974, as amended
      -----
from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

     "Escrow Agreement": the agreement among Buyer, Sellers and Bishop, Payne,
      ----------------
Williams & Werley, L.L.P., as escrow agent, in the form of Exhibit "B" attached hereto pursuant to which Buyer shall make the deposit of the Earnest Money in escrow subject to the disbursement terms of this Agreement.

     "FCC Approvals":  as defined in Section 6.4.
      -------------

     "Finova": Finova Capital Corporation, the senior lender to Buyer.
      ------

     "GAAP":  generally accepted accounting principles consistently applied (as
      ----
such term is used in the American Institute of Certified Public Accountants Professional Standards) as of the date of the Unaudited Financial Statements.

     "Hazardous Materials":  (i) any petroleum or petroleum products,
      -------------------
radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants," "regulated substances" or words of similar import under any applicable Environmental Law.

     "Intellectual Property":  domestic and foreign patents, patent
      ---------------------
applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs and software, data bases, trade secrets, methods, designs, processes, procedures, proprietary information and any other intangible property used in or associated with the conduct of the Business and the ownership of the assets, including all of Seller's rights to any such property which is owned by and licensed from others and any goodwill associated with any of the above.

     "Inventory": all pagers, other merchandise, supplies, stock in trade and
      ---------
other such assets of Seller held for sale or lease in the ordinary course of the Business or to be furnished under contracts of service or held as work in process or to be used or consumed in the Business.

     "Leases": any and all written and oral contracts, agreements, and
      ------
commitments regarding the lease of real or personal property to which AACS is a party or is otherwise bound that relate to or are used in the operation of the Business, including, but not limited to, leases of towers and transmitter sites.

     "Loan Agreement": as defined in Section 5.2.
      --------------

     "Material Adverse Effect":  a material adverse effect on the assets,
      -----------------------
liabilities, business, condition (financial or otherwise), results of operations or prospects of the applicable party.

     "Noncompete Payment": as defined in Section 3.1(b).
      ------------------

     "Noncompetition Agreements": the agreements between Buyer and each of the
      -------------------------
Sellers relating to each Sellers noncompetition with Buyer and AACS in the form of Exhibit "C" attached hereto, to be executed at Closing.

     "Pager Lease Agreements": Leases of pagers with individual customers
      ----------------------
entered into in the ordinary course of business.

     "Permits":  any license, permit, franchise, consent, approval or authority
      -------
granted to AACS by any Person, including, but not limited to, all licenses and permits issued by the Commission.

     "Permitted Encumbrances":  (i) Encumbrances consisting of easements,
      ----------------------
permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by Seller in the operation of the Business, (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (iii) Encumbrances created by Buyer.

     "Person":  any individual, partnership, joint venture, corporation, trust,
      ------
unincorporated organization, government or other department or agency thereof or other entity.

     "Pre-Closing Period":  as defined in Section 4.13(a).
      ------------------

     "Purchase Price":  as defined in Section 3.1.
      --------------

     "Releases":  as defined in Section 4.19.
      --------

     "Returns":  as defined in Section 4.13(a).
      -------

     "Rules and Regulations": as defined in Section 4.11.
      ---------------------

     "Schedules":  The schedules of Seller, Buyer or both as appropriate in the
      ---------
context and as referenced throughout this Agreement.

     "Seller":  as defined in the preamble of this Agreement.
      ------

     "Sellers Indemnitees":  as defined in Section 13.1.
      -------------------

     "Sellers' Agreements": the Employment Agreement, the Escrow Agreement and
      -------------------
the Noncompetition Agreement.

     "Stock": as defined in the introduction to this Agreement.
      -----

     "Subordinated Debt Agreement": as defined in Section 5.2.
      ---------------------------

     "Tax":  any net income, alternative or add-on minimum tax, advance,
      ---
corporation, gross income, gross receipts, sales, use, ad valorem, franchise,
                                                       -- -------
profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

     "Unaudited Balance Sheet": as defined in Section 4.6.
      -----------------------

     "Unaudited Financial Statements":  as defined in Section 4.6.
      ------------------------------

     I.2    Other Terms.  Other terms may be defined elsewhere in the text of
            -----------
this Agreement and shall have the meaning indicated throughout this Agreement.

     I.3    Other Definitional Provisions.
            -----------------------------

            (a) The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

            (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c) The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

            (d) Reference to the "best knowledge" of a Person or words of similar import shall mean the actual or constructive best knowledge of such Person after reasonable due diligence as to the facts and circumstances addressed.


                                  ARTICLE II
                                THE TRANSACTION
                                ---------------

     II.1   Purchase and Sale of Stock.  Subject to the terms and conditions of
            --------------------------
this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, the Stock to Buyer on the Closing Date against the receipt by Sellers of the Purchase Price.

     II.2   Earnest Money.  Upon the execution of this Agreement, and to further
            -------------
evidence Buyer's good faith intention to proceed with the acquisition of the Stock as contemplated by the parties and as set forth in this Agreement, each of the Sellers and an authorized officer of Buyer has executed and delivered the Escrow Agreement and Buyer has delivered the sum of $150,000 to Sellers as an earnest money deposit ("Earnest Money") in accordance with the terms of the Escrow Agreement. Retention of the Earnest Money by Sellers or the return of the Earnest Money to Buyer, as the case may be, are provided for below and are subject to the terms of the Escrow Agreement.


                                  ARTICLE III
                           PAYMENT OF PURCHASE PRICE
                           -------------------------

     III.1  Amount; Delivery.  The purchase price ("Purchase Price") for the
            ----------------
Stock, the Noncompetition Agreements and all other rights and obligations contemplated hereunder shall be One Million Nine Hundred Thousand Dollars
($1,900,000), as adjusted pursuant to Section 3.2 hereof.   At the Closing,
ninety percent (90%) of the Purchase Price, as adjusted, shall be remitted by Buyer to Seller in the following manner:

            (a) $1,800,000 in cash (the "Cash Payment") as adjusted pursuant to
     Section 3.2 below, less ten percent (10%) of the Purchase Price as provided in Section 3.3 below, shall be paid to the Sellers one-third each by wire transfer of immediately available funds to the respective accounts of the Sellers as designated in writing by Sellers to Buyer not more than three
     (3) Business Days prior to the Closing Date; and

            (b) $100,000 in cash ("Noncompete Payment") on the Closing Date, which shall be paid to the Sellers as follows in proportion to their respective ownership of Stock by wire transfer of immediately available funds to respective accounts of the Sellers as designated pursuant to
     Section 3.1(a) above:

                    Lanty H. Wylie, Jr.    $33,333.34
                    Raymond C. Trott       $33,333.33
                    James Robert Bell      $33,333.33

     III.2  Purchase Price Adjustments.  At the Closing, the Purchase Price
            --------------------------
shall be reduced for the aggregate dollar amount of the following determined as of the Closing Date:

            (a) At least 31 days prior to the Closing Date, Sellers shall deliver to Buyer an audited balance sheet of the Business for the twelve-month period ending as of December 31, 1995 prepared by AACS' independent auditors and prepared in accordance with GAAP (the "December Balance Sheet") together with an income statement for the twelve-month period ended as of December 31, 1995 (the "Audit Date") relating to the December Balance Sheet (together with the Balance Sheet, the "Audited Financial Statements"). In connection with the December Balance Sheet, Sellers shall also deliver to Buyer a determination of the aggregate earnings before interest, taxes, depreciation and amortization of AACS ("EBITDA") calculated for the twelve-month period ending on the Audit Date, which EBITDA calculation shall be appropriately adjusted to increase EBITDA to take into effect the extraordinary legal expenses of AACS for the twelve-month period ending as of the Audit Date. Buyer and its representatives shall have the right to review all work papers and procedures used to prepare the Audited Financial Statements and the EBITDA calculation and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Unless Buyer, within 30 days after delivery to Buyer of the December Balance Sheet notifies Sellers in writing that Buyer objects to the December Balance Sheet or the EBITDA calculation, as applicable, and specifies the basis for such objection, such December Balance Sheet and the EBITDA calculation shall become final and binding upon the parties for purposes of this Agreement. If Buyer and Sellers are unable to resolve such objections within 20 days after any such notification has been given, the dispute shall be submitted to Coopers & Lybrand, L.L.P. (or, if Coopers & Lybrand, L.L.P. is unavailable, to another nationally recognized public accounting firm (other than Ernst & Young, L.L.P.) mutually agreed upon by Buyer and Sellers; provided, however, that if Buyer and Sellers cannot agree on an accounting firm, the dispute shall be submitted to an accounting firm designated by Ernst & Young, L.L.P.). Such accounting firm shall make a final and binding determination as to the matter or matters in dispute within 20 days of its engagement. Buyer and Sellers agree to cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute as soon as practicable. The party or parties whose determination of EBITDA is farthest from that determined by the accounting firm retained under this Section 3.2(a) to resolve any dispute regarding such determination, shall bear all of the costs and expenses of such accounting firm, which costs and expenses shall be paid within 30 days of presentation of an invoice for such services. To the extent that the final determination of EBITDA is less than $292,000. the Purchase Price shall be reduced by the amount of such difference multiplied by six (6).

            (b) Fees and expenses paid or incurred by AACS on behalf of the Sellers in connection with the negotiation and consummation of the Agreement; provided, however, that AACS may pay such fees and expenses on behalf of the Sellers without a reduction of the Purchase Price if AACS has at least $30,000 in cash immediately after the Closing.

            (c) The Earnest Money delivered pursuant to the Escrow Agreement.

            (d) The amount of outstanding indebtedness of AACS for borrowed funds.

            (e) (i) The amount of any dividends or distributions to the Sellers made after the Audit Date, (ii) the amount of any bonuses or increases in salaries paid after the Audit Date to any officer, director or employee of AACS or any person related to any such officer, director or employees; and (iii) any dividends, distributions, salaries or bonuses made or paid during the period November 1, 1995 through the Audit Date, out of the ordinary course of business or inconsistent with past practices of AACS; provided, however, that no reduction to the Purchase Price shall be made for any cash distributions by AACS to the Sellers if AACS has at least $30,000 in cash immediately after the Closing.

     III.3  Holdback.  The Purchase Price to be paid at Closing shall be reduced
            --------
by ten percent (10%) of the total Purchase Price after making the adjustments specified in Section 3.2 above, and the amount of such reduction (the "Holdback") shall be held by Buyer for a period of one year from the Closing Date to be applied to post-Closing Purchase Price adjustments (as set forth in Section 3.4 below) and as an offset against any indemnification amounts due Buyer by the Sellers after the Closing pursuant to Article XII hereof. On the first anniversary date of the Closing Date, Buyer shall wire transfer the amount of the Holdback, less any amounts retained by Buyer as payment for claims of Buyer made prior to such date under Article XII, in immediately available funds to the respective accounts designated by Sellers in the same proportions as set forth in Section 3.1.

     III.4  Apportionments; Post-Closing Adjustments.  At the Closing, the
            ----------------------------------------
following items shall be apportioned as of 11:59 p.m. on the day preceding the Closing Date: (a) property taxes, utility charges and other state, county and municipal taxes and assessments and charges affecting the Business that have accrued but are not due and payable until after the Closing; and (b) such other items as are customarily apportioned in connection with the sale of similar property, all such items prior to such time being for the account of Sellers and all such items after such time being the account of Buyer. At the Closing, Sellers or Buyer, as the case may be, shall deliver to the other a check or wire transfer for the net amount owing under this Section 3.4. If any such items cannot accurately be apportioned at the Closing or prior thereto, or if it is later determined that such apportionment at Closing was not accurate, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date on which the apportionment error is discovered, as applicable, but in no event more than 120 days after the Closing Date.


                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

     Sellers hereby represent and warrant, jointly and severally, to Buyer as follows:

     IV.1   Existence and Good Standing.  AACS is a corporation duly organized
            ---------------------------
and validly existing under the laws of the State of Texas. AACS has the power and authority to own, lease and operate its property and to carry on its business as now being conducted and to own or lease the assets owned or leased by it. AACS is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by AACS or the nature of the business conducted by AACS makes such qualification necessary and the absence of which would have a Material Adverse Effect.

     IV.2   Capitalization of AACS.
            ----------------------

            (a) The entire authorized capital stock of AACS consists of 1,000,000 shares of common stock, $1.00 par value per share, of which 42,000 shares are issued and outstanding, fully paid and nonassessable. The Stock is owned beneficially and of record by the Sellers as set forth on
     Schedule 4.2, free and clear of all Encumbrances and rights of others including preemptive rights.

            (b) The Stock represents all of the issued and outstanding capital stock of AACS. There are no outstanding subscriptions, options, convertible securities, warrants, calls or rights of any kind including preemptive rights (issued, contracted for or granted by, or binding upon, AACS) to purchase or otherwise acquire any security of or equity interest in AACS. Except as set forth in Schedule 4.2, the Sellers have full legal right to sell, assign and transfer the Stock to Buyer and will, upon delivery of the Stock to Buyer pursuant to the terms hereof, transfer to Buyer good and valid title to the Stock free and clear of all Encumbrances, rights, options to purchase, voting trusts or other voting agreements and calls and commitments of every kind affecting the Stock.

            (c) There are no outstanding registration rights relating to the Stock. The Stock was issued in compliance with exemptions from the registration requirements of federal and state securities laws, as applicable.

     IV.3   Authorization and Validity of Agreement.  Each of the Sellers has
            ---------------------------------------
full legal capacity to execute and deliver this Agreement and the Sellers' Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement, and the Sellers' Agreements have been, as applicable as of the date hereof or as of the Closing Date, duly executed and delivered by Sellers, as applicable, and are valid and binding obligations of Sellers enforceable against Sellers in accordance with their respective terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     IV.4   Consents and Approvals; No Violations.  The execution, delivery and
            -------------------------------------
performance of this Agreement and the Sellers' Agreements by Sellers and the consummation by Sellers of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the charter or bylaws of AACS; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to AACS or Sellers or by which any of their respective properties or assets may be bound; (c) require any filing by AACS or Sellers with, or require AACS or Sellers to obtain any Permit of, or require AACS or Sellers to give any notice to, any governmental or regulatory body, agency or authority other than as set forth on Schedule 4.4 attached hereto; or (d) other than as set forth on Schedule 4.4 attached hereto, result in a violation or breach by AACS or Sellers of, conflict with, constitute (with or without due notice or lapse of time or both) a default by AACS or Sellers (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the assets or properties of AACS under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, Permit, Contract, Lease or other instrument or obligation to which AACS or any Seller is a party, or by which AACS, any Seller or any of the assets or properties of AACS may be bound, except in the case of clauses (b), (c) and (d) of this Section 4.4, for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a Material Adverse Effect on AACS.

     IV.5   Receivables and Payables.  Schedule 4.5 lists all Accounts
            ------------------------
Receivable of AACS. Schedule 4.5 specifically indicates all such Accounts Receivable from any Affiliate of AACS. Except as reflected on Schedule 4.5, all such Accounts Receivable are, and all Accounts Receivable at the Closing Date will be, (a) bona fide claims against debtors for sales, work performed or other charges, (b) to the best knowledge of Sellers, subject to no defenses, set-offs or counterclaims and (c) collectible subject to AACS' normal reserve for bad debts as reflected in the Financial Statements. Except as set forth on Schedule 4.5 or for trade accounts payable to become due and payable within 30 days, all accounts payable of AACS have been paid.

     IV.6   Financial Statements; No Material Adverse Change.    Sellers have
            ------------------------------------------------
heretofore furnished Buyer with the unaudited financial statements of AACS as of December 31, 1995, in the form of a balance sheet (the "Unaudited Balance Sheet"), and an income statement for the twelve-month period then ended relating to the Unaudited Balance Sheet (together with the Unaudited Balance Sheet, the "Unaudited Financial Statements"). The Unaudited Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of AACS at the dates thereof and the results of operations and cash flow of AACS for the period indicated. Except as set forth on Schedule
4.6 attached hereto or for changes that would not have a Material Adverse Effect, since the Audit Date there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of AACS.

     IV.7   Warranty Claims.  Except as set forth on Schedule 4.7 attached
            ---------------
hereto, as of the date hereof, there are no warranty claims relating to products at any time sold or services at any time performed by AACS pending or, to the best knowledge of AACS, threatened, which would have a Material Adverse Effect.

     IV.8   Title to Properties; Encumbrances; Condition.  Except as set forth
            --------------------------------------------
on Schedule 4.8 or any of the other Schedules hereto and except for properties and assets reflected in the Unaudited Financial Statements or acquired since the Audit Date which have been sold or otherwise disposed of in the ordinary course of business, AACS owns outright, and has, and shall at the Closing have, full legal and beneficial title to all of its assets and properties, in each case subject to no Encumbrances except for Permitted Encumbrances. Except as set forth on Schedule 4.8, each asset is in good operating condition and repair, subject to ordinary wear and tear, and has been maintained in accordance with the manufacturers' specifications, and each asset is in compliance with all applicable federal and state laws and regulations. The Inventory consists of items of a quality and quantity usable or saleable in the regular course of business of AACS. As of the date of this Agreement, AACS is indirectly servicing a minimum of 19,626 pagers through approximately 150 contracts for leases of airtime on its system.

     IV.9   Leases.  Schedule 4.9 contains an accurate and complete list of all
            ------
Leases to which AACS is a party (as lessee or lessor).  Each Lease set forth on
Schedule 4.9 is, to the best knowledge of AACS, in full force and effect; there is no existing default under any of such Leases on the part of AACS or, to the best of AACS's knowledge, any other party thereto.

     IV.10  Contracts and Commitments.  Schedule 4.10 contains an accurate and
            -------------------------
complete list of all Contracts to which AACS is a party, excluding Pager Lease Agreements. Each Contract set forth on Schedule 4.10 is, to the best knowledge of AACS, in full force and effect;

there is no existing default under any of such Contracts on the part of AACS or, to the best of Sellers' knowledge, any other party thereto. Except as set forth on Schedule 4.10:

            (a) AACS is not a party to or bound by any loan, credit or similar agreement or any indenture, trust agreement or other instrument relating to any issue of bonds, debentures, notes or other evidences of indebtedness or creating any Encumbrance on any of AACS's assets or properties;

            (b) There are no bonus, pension, profit sharing, retirement, stock option, stock purchase, deferred compensation, hospitalization or insurance plans, or vacation or severance pay plans, or any other plans or arrangements providing benefits to officers, agents or employees of AACS;

            (c) AACS does not have nor is AACS currently negotiating any collective bar gaining agreement with any labor union or association or any employment contract or other binding agreement relating to the employment of any of its employees;

            (d) AACS is not a party to any joint venture agreement or other agreement involving the sharing of profits relating to the Business and/or AACS' assets or properties;

            (e) AACS is not a party to any (i) contracts or commitments for capital expenditures outside the ordinary course of business or involving obligations on the part of AACS in amounts inconsistent with those incurred by AACS in the ordinary course of business in accordance with AACS's prior operation of the Business, (ii) Lease [other than Pager Lease Agreements,] under which personal property is leased to or from AACS and which is not cancelable by AACS without penalty upon notice of thirty days or less or pursuant to which rentals payable by or to AACS, either individually or in the aggregate, substantially exceed amounts previously incurred by AACS in the ordinary course of business, (iii) continuing contract for the future purchase of Inventory or other materials, supplies, machinery or equipment in excess of the requirements of the Business conducted in the ordinary course, (iv) other contract or agreement which involves an obligation on the part of AACS, either individually or in the aggregate, in excess of amounts previously incurred by AACS in the ordinary course of business, (v) contract not made in the ordinary course of business, or (vi) any contract that is terminable upon or requires a consent to a change of control of AACS;

            (f) AACS is not party to any Contract limiting the freedom of a AACS to engage in any line of business or to compete with any Person;

            (g) AACS is not a party to any Contract which involves $5,000 or more and is not cancelable without penalty within thirty days; and

            (h) There are no persons holding powers of attorney from, or otherwise authorized to act on behalf of AACS with respect to the Business or the assets except for its respective officers and other management personnel regularly performing their business functions.

Except as specifically identified on Schedule 4.10, Sellers have no knowledge that any Contract, Lease, or other obligation to which AACS is a party, individually or in the aggregate: (i) will result in a material loss to AACS after the Closing Date; (ii) cannot readily be performed or ful filled on time without undue or unusual expenditure of money or effort by AACS after the Closing Date, or (iii) is not in full force and effect and there exists a default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event would not cause a Material Adverse Effect. A true copy of each written Contract and Lease as well as all other documents evidencing any commitment of AACS required to be set forth on any Schedule hereto has been or will be delivered to Buyer by Sellers no later than fifteen (15) days after execution of this Agreement. Also set forth on Schedule 4.10 is a list of all proposals, except proposals made by AACS' sales people in the ordinary course of business, submitted by AACS to any third party that, if accepted by such third party, would require dis closure on Schedule 4.10.

     IV.11  Permits.  All Permits required in connection with the use, operation
            -------
or ownership of the assets or properties of AACS and the conduct of the Business as currently conducted are listed on Schedule 4.11. To the best knowledge of Sellers, the Permits issued to AACS by the Commission can be transferred to Buyer or a subsidiary corporation of Buyer as part of the consummation of the transactions contemplated by this Agreement. All such Permits are in full force and effect and the facilities associated with such Permits have been constructed within the time frame provided by the rules and regulations promulgated by the Commission pursuant to the Communications Act of 1934 (the "Rules and Regulations").

     IV.12  Litigation.  Except as set forth on Schedule 4.12, there is no
            ----------
action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of AACS, threatened, against or affecting the assets, properties or rights of AACS, and Sellers do not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or to the best knowledge of Sellers, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Without exception as to materiality or otherwise, Schedule 4.12 lists all claims, if any, filed with the Commission with respect to AACS and/or the operation of the Business since January 1, 1993. A decision adverse to AACS with respect to any of the matters listed on Schedule 4.12, or with respect to all or any combination thereof, would not result in a Material Adverse Effect with respect to the Business or AACS.

     IV.13  Taxes.
            -----

            (a) All returns and reports for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date the portion of such taxable year or period ending on and including the Closing Date (the "Pre-Closing Period"), which are required to be filed by or with respect to AACS (collectively, the "Returns") have been or will be filed when due in a timely fashion and such Returns as filed are or will be accurate in all material respects;

            (b) There are no agreements for the extension or waiver of the time for assessment of any Taxes relating to AACS for any Pre-Closing Period and AACS has not been requested to enter into any such agreement or waiver;

            (c) All Taxes relating to AACS which AACS is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable; and

            (d) AACS is not now nor has it ever been a party to any Tax allocation or sharing agreement that could result in any liability to AACS or Buyer.

     IV.14  Insurance.  Set forth on Schedule 4.14 is a complete list of
            ---------
insurance policies that AACS maintains with respect to its respective businesses, properties or employees. Such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. In the judgment of Sellers, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which AACS and its property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

     IV.15  Intellectual Property.  Schedule 4.15 sets forth all Intellectual
            ---------------------
Property owned by AACS. The operation of the Business requires no rights under the Intellectual Property other than rights under the Intellectual Property listed on Schedule 4.15 and rights granted to AACS pursuant to agreements listed on Schedule 4.15. Except as otherwise set forth on Schedule 4.15, AACS owns all right, title and interest in the Intellectual Property. No litigation is pending or, to the best knowledge of AACS, threatened wherein AACS is accused of infringing or otherwise violating the intellectual property rights of another, or of breaching a contract conveying intellectual property rights.

     IV.16  Compliance with Laws.  AACS is in compliance with all applicable
            --------------------
laws, regula-
tions, orders, judgments and decrees applicable to the Business, except where any noncompliance would not have a Material Adverse Effect.

     IV.17  Employment Relations.  AACS is not engaged in any unfair labor
            --------------------
practice.

     IV.18  Employee Benefit Plans.  None of the Employee Benefit Plans are
            ----------------------
subject to Title IV of ERISA or the minimum funding obligations of Section 412 of the Code, and AACS and any entity required to be aggregated therewith pursuant to Section 414(b) or (c) of the Code have no liability under Title IV of ERISA or under Section 412(f) or 412(n) of the Code.

     IV.19  Environmental Laws and Regulations.  Except as set forth on Schedule
            ----------------------------------
4.19:

            (a) AACS, Sellers or their authorized agents or independent contractors (including suppliers) have not generated on, used on, treated or stored on, transported to or from or arranged for transportation to or from, the real property owned or leased by AACS or any property adjoining such real property any Hazardous Materials,

            (b) Hazardous Materials have not been disposed, discharged, injected, spilled, leaked, leached, dumped, emitted, escaped, emptied, allowed to seep, placed and the like, into or upon any land or water or air, or otherwise allowed to enter into the environment (collectively, "Releases") by AACS, Sellers, their authorized agents or independent contractors (including suppliers) on such real property or by AACS, Sellers or their agents on any other property,

            (c) AACS is and has been in compliance with all applicable Environmental Laws, possesses all Permits required thereunder and is in compliance with all Permits issued thereunder with respect to such real property and to AACS' operations conducted thereon,

            (d) there are no pending or, to the best knowledge of Sellers, threatened Environmental Claims against AACS or such real property,

            (e) there are no facts or present or past circumstances, conditions or occur rences on such real property known to Sellers that reasonably could be anticipated (i) to form the basis of an Environmental Claim against AACS or any owner or operator of such real property, or (ii to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law,

            (f) there are not now and, to the best knowledge of Sellers, there never have been any underground storage tanks located on such real property, and

            (g) AACS has not in the ordinary course of business transported, treated, disposed of or stored Hazardous Materials.

     IV.20  Interests in Customers and Suppliers.  Except for relationships with
            ------------------------------------
Affiliates and as set forth on Schedule 4.20 attached hereto, AACS does not possess, directly or indirectly, any financial interest in, nor is any Person associated with AACS as a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor of AACS.

     IV.21  Compensation of Employees.  Set forth on Schedule 4.21 is a complete
            -------------------------
list of all employees of AACS showing (a) such individuals' total compensation from AACS for the fiscal year ended on the Audit Date and (b) compensation and salary rates for the current fiscal year. Except as set forth on Schedule 4.21, no employee of AACS has been promised a bonus or an increase in salary to take effect subsequent to the date hereof.

     IV.22  Suppliers and Customers.  Schedule 4.22 sets forth the five largest
            -----------------------
suppliers and the ten largest customers of AACS by dollar volume in fiscal 1994 and 1995 and as of the date hereof. The relationship of AACS with each of such suppliers and customers as of the date of this Agreement is, to the best knowledge of AACS, a good commercial working relationship, and except as set forth on Schedule 4.22, no significant supplier or client has canceled or otherwise terminated or, to the best knowledge of Sellers, threatened to cancel or otherwise terminate its relationship with AACS since December 31, 1994.

     IV.23  Absence of Changes.  Except as set forth on Schedule 4.23, with
            ------------------
respect to AACS or the Business since the Audit Date there has not been any:

            (a) sale, assignment, pledge, hypothecation or other transfer of any of AACS' assets or properties except in the ordinary course of business;

            (b) Material Adverse Effect or any condition or contingency that might reasonably be expected to result in any Material Adverse Effect;

            (c) termination of or material amendment to any Contract or Lease except as reflected by any applicable Schedule;

            (d) increase in compensation payable or paid to, or any employment, bonus or compensation agreement entered into with, any officer, director, employee, agent or independent contractor of AACS other than in the ordinary course of business or other than as set forth on Schedule 4.24;

            (e) declaration or making, or agreement to declare or make, any payment of dividends or distributions of any assets of any kind or purchase, redemption or other acquisition, or agreement to purchase, redeem or otherwise acquire, directly or indirectly, any of AACS' outstanding capital stock; or merger, consolidation or agreement to merge or consolidate with any other entity;

            (f) agreement or arrangement creating any preferential rights to purchase any of AACS's capital stock or assets or requiring the consent of any party to the transfer or assignment of any of AACS' capital stock or assets;

            (g) other than in the ordinary course of business, a change in the amount of all Accounts Receivable of AACS or other fees or debts due to AACS or the allowances with respect thereto, or the payables of AACS to trade accounts and other creditors by AACS, from that reflected in the Unaudited Balance Sheet;

            (h) Contract or transaction entered into or agreed to by AACS other than in the ordinary course of business; or

            (i) agreement by AACS to do any of the things described in the preceding clauses (a) through (h) except as contemplated in this Agreement.

     IV.24  Solvency.  Sellers are not entering into this Agreement with actual
            --------
intent to hinder, delay or defraud creditors.

     IV.25  Disclosure. No representation or warranty by Sellers contained in
            ----------
this Agreement, nor any statement or certificate furnished or to be furnished by Sellers to Buyer or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Stock with adequate information as to AACS and its condition (financial and otherwise), properties, assets, liabilities, business and prospects, and Sellers have disclosed to Buyer in writing all material adverse facts known to Sellers relating to the same. The representations and warranties contained in this Article IV or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Buyer and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

     IV.26  Government Contracts.  Except as set forth on Schedule 4.26, AACS
            --------------------
does not:

            (a) have any Contracts with any agency of the Government of the United States involving any information, technology or data which is classified under Executive Order 12356 of April 2, 1982; or

            (b) have any products or services (including research and development) with respect to which AACS (i) is a supplier, direct or indirect, to any of the military services of the United States or the Department of Defense, other than the United States Coast Guard, except the supply to individuals of such military in their individual capacity, or (ii) has technology which has or could have military applications.

     IV.27  Copies of Documents.  AACS has made available for inspection and
            -------------------
copying by Buyer and its advisers, true, complete and correct copies of all documents referred to in this Article IV or in any Schedule attached hereto.

     IV.28  No Subsidiaries.  AACS has no subsidiaries.
            ---------------

     IV.29  Books and Records.  The Books and Records of AACS, as previously
            -----------------
made available to Buyer and its representatives, contain accurate records in all material respects of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders of AACS and Board of Directors of AACS.

     IV.30  Broker's or Finder's Fees.  No Person acting on behalf of Sellers
            -------------------------
is, or will be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby.


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer hereby represents and warrants to Sellers as follows:

     V.1    Existence and Good Standing of Buyer; Power and Authority. Buyer is
            ------------------------------------
a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to make, execute, deliver and perform this Agreement and the Buyer's Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Buyer's Agreements have been duly authorized and approved by all required corporate governance action of Buyer. This Agreement and the Buyer's Agreements have been, as applicable as of the date hereof or as of the Closing Date, duly executed and delivered by Buyer and are the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     V.2    No Violations.  Except with respect to the Amended and Restated Loan
            -------------
Agreement dated August 3, 1995 ("Loan Agreement"), among Buyer, each of Buyer's subsidiaries, and Finova, and with respect to the Amended and Restated Subordinated Note, Preferred Stock and Warrant Purchase Agreement dated August 3, 1995, among Buyer,

Continental Illinois Venture Corporation, CIVC Partners I, GM Holdings, LLC, and certain other purchasers listed on the signature pages thereto ("Subordinated Debt Agreement"), the execution, delivery and performance of this Agreement and the Buyer's Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both, (a) violate, conflict with, or result in a breach or default under any provision of the charter or bylaws of Buyer; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Buyer or by which any of its properties or assets may be bound; (c) require any filing by Buyer with, or require Buyer to obtain any permit, consent or approval of, or require Buyer to give any notice to, any governmental or regulatory body, agency or authority or any third party other than the Commission, Finova and certain parties to the Subordinated Debt Agreement; or (d) result in a violation or breach by Buyer of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Buyer (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer pursuant to, any of the terms, conditions or provision of any note, bond, mortgage, indenture, permit, contract, lease or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound, except in the case of clauses (b), (c) and (d) of this Section 5.2, for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a Material Adverse Effect.

     V.3    Securities Representations.
            --------------------------

            (a) The acquisition of the Stock by Buyer is for Buyer's own account, is for investment purposes only, and is not with a view to, nor for offer or sale for Sellers in connection with, the distribution of any of the Stock. Buyer is not participating and does not have a participation in any such distribution or the underwriting of any such distribution.

            (b) Buyer has no present intention of selling or otherwise disposing of any of the Securities other than in accordance with applicable law.

            (c) Buyer is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act.

            (d) Buyer is aware that no federal or state governmental authority has made any finding or determination as to the fairness of an investment in the Securities, nor any recommendation or endorsement with respect thereto.

            (e) Buyer recognizes that investment in the Securities involves a high degree of risk. Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of this investment and protecting Buyer's interests in connection with this investment. Buyer is able to bear the economic risk of an investment in the Stock, including the risk of the total loss of such investment.

     V.4    Broker's or Finder's Fees.  No Person acting on behalf of Buyer is,
            -------------------------
or will be, entitled to any fee, commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby.


                                  ARTICLE VI
                      CONDITIONS TO SELLER'S OBLIGATIONS
                      ----------------------------------

     The obligations of Sellers under this Agreement to sell, or cause to be sold, the Stock and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Sellers) on or prior to the Closing Date of all of the following conditions:

     VI.1   Truth of Representations and Warranties.  The representations and
            ---------------------------------------
warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Buyer shall have delivered to Sellers on the Closing Date a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect.

     VI.2   Performance of Agreements.  Each and all of the agreements and
            -------------------------
covenants of Buyer to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects, and Buyer shall have delivered to Sellers a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect and evidencing the incumbency of all officers executing any documents in connection with the Closing.

     VI.3   No Litigation Threatened.  No action or proceedings shall have been
            ------------------------
instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Buyer shall have delivered to Sellers a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect to the best knowledge of such officer.

     VI.4   Governmental Approvals.  With respect to AACS' common carrier
            ----------------------
licenses from the Commission, all governmental consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including, but not limited to, all necessary approvals of the Commission ("FCC Approvals"), and the FCC Approvals shall be final and nonappealable. With respect to Seller's private radio licenses from the Commission, the parties have authority to close the transactions contemplated by this

Agreement pursuant to conditional temporary authority under the Rules and Regulations.

     VI.5   Proceedings.  All proceedings to be taken in connection with the
            -----------
transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received copies of all such documents and other evidence as its or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                  ARTICLE VII
                       CONDITIONS TO BUYER'S OBLIGATIONS
                       ---------------------------------

     The obligations of Buyer under this Agreement to purchase the Stock and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of all of the following conditions:

     VII.1  Truth of Representations and Warranties. The representations and
            ---------------------------------------
warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Sellers shall have delivered to Buyer on the Closing Date a certificate of Sellers, dated the Closing Date, to such effect.

     VII.2  Performance of Agreements.  Each and all of the agreements and
            -------------------------
covenants of Seller to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects, and Sellers shall have delivered to Buyer a certificate of Sellers, dated the Closing Date, to such effect and evidencing the incumbency of all officers executing any documents in connection with the Closing.

     VII.3  No Litigation Threatened.  No action or proceedings shall have been
            ------------------------
instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Sellers shall have delivered to Buyer a certificate of Sellers, dated the Closing Date, to such effect to the best knowledge of each Seller.

     VII.4  Due Diligence.  Buyer shall have concluded a due diligence review of
            -------------
AACS satisfactory to Buyer in its sole discretion.

     VII.5  Governmental Approvals.  With respect to common carrier licenses,
            ----------------------
all governmental consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including, but not limited to, the FCC

Approvals and the FCC Approvals shall be final and nonappealable. With respect to Seller's private radio licenses from the Commission, the parties have authority to close the transactions contemplated by this Agreement pursuant to conditional temporary authority under the Rules and Regulations.

     VII.6  Consents.  Each of the consents referred to on Schedule 4.4 attached
            --------
hereto shall have been obtained. Buyer shall have received the consents required under the Loan Agreement and the Subordinated Debt Agreement.

     VII.7  Legal Opinions.  Sellers shall have delivered to Buyer the opinion
            --------------
of Bishop, Payne, Williams & Werley, LLP, counsel to Sellers, substantially in the form of Exhibit "D-1" attached hereto, which opinion shall be acceptable to Buyer and its counsel. Sellers also shall have delivered to Buyer the opinion of Seller's counsel with regard to matters relating to AACS' Permits with the Commission, in form and substance acceptable to Buyer and its counsel substantially in the form of Exhibit "D-2" attached hereto.

     VII.8  EBITDA.  The final determination of EBITDA pursuant to Section
            ------
3.2(a) shall be not less than $262,800.

     VII.9  Proceedings.  All proceedings to be taken in connection with the
            -----------
transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                 ARTICLE VIII
                              COVENANTS OF SELLER
                              -------------------

     Sellers hereby covenant and agree with Buyer as follows:

     VIII.1  Cooperation by Seller.  Sellers shall use their reasonable best
             ---------------------
efforts to cooperate with Buyer to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Sellers to effect the transactions contemplated hereby, and Sellers shall otherwise use their reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Sellers further agree to deliver to Buyer prompt written notice of any event or condition known to or discovered by Seller, which if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of Seller contained herein being untrue in any material respect.

     VIII.2  Notice of Breaches.  Sellers shall deliver to Buyer prompt written
             ------------------
notice of any event or condition actually known to or discovered by Sellers, which, if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of Sellers contained herein being untrue in any material respect. Upon the discovery and subsequent notice of such an event or condition, Buyer and Sellers shall be entitled to the rights and remedies set forth in Section 11.2.

     VIII.3  Conduct of Business.  Except as Buyer may otherwise consent to in
             -------------------
writing, between the date hereof and the Closing Date, Sellers shall cause AACS to, (a) conduct the Business only in the ordinary course, (b) use their reasonable efforts to keep available the services of AACS' employees and maintain AACS' current relationships with licensors, suppliers, lessors, distributors, customers, clients and others, (c) maintain, consistent with past practice and good business judgment, all of the assets and properties of AACS in customary repair, order and condition, ordinary wear and tear excepted, and insurance upon all of the assets used in the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, to the extent available at current premiums, and (d) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice.

     VIII.4  Negative Covenants of Seller.  From and after the date hereof and
             ----------------------------
through the Closing Date and except with the specific prior written consent of Buyer, Sellers covenant and agree as follows:

             (a) Sellers shall not allow AACS to sell, transfer or dispose of any of its assets or properties other than in the ordinary course of business; provided, however, that any sale, transfer or disposition of any assets in the ordinary course of business shall not exceed assets valued at more than $10,000 in the aggregate;

             (b) Sellers shall not grant nor allow AACS to grant an Encumbrance (except a Permitted Encumbrance) on any of the assets or properties of AACS or allow any such Encumbrance (except a Permitted Encumbrance) to occur or to be created;

             (c) Except in the ordinary course of business, Sellers shall not allow AACS to acquire any tangible properties or assets relating to the Business;

             (d) Sellers shall not allow AACS to enter into any employment and/or any independent contractor agreements relating to services to be rendered in connection with the Business or any of the assets except in the ordinary course of business;

             (e) Except in the ordinary course of business, Sellers shall not nor allow

     AACS to amend, modify or terminate, without the prior written consent of Buyer, any of the Contracts, Leases or other agreements of AACS;

             (f) Sellers shall not allow AACS to incur any indebtedness;

             (g) Sellers shall not allow AACS to enter into any undertaking to furnish services for any consideration other than money with respect to the operation of AACS' assets or properties other than trades of paging services for advertising in the normal course of business and consistent with historic levels; and

             (h) Sellers shall not allow AACS to grant any subscriptions, options, convertible securities, warrants, calls or rights of any kind (issued, contracted for or granted by, or binding upon, Sellers) to purchase or otherwise acquire any security of or equity interest in Sellers. Sellers shall not allow AACS to issue any shares of authorized but unissued shares of capital stock.

     VIII.5  Exclusive Dealing.  During the period from the date of this
             -----------------
Agreement to the earlier of the Closing Date or the termination of this Agreement, Sellers shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Buyer, concerning any sale of Stock or any assets of properties of AACS or a similar transaction involving Sellers or AACS.

     VIII.6  Review of the Assets.  Sellers agree that Buyer may, prior to the
             --------------------
Closing Date, through its representatives, review (a) the assets and properties of AACS, (b) the complete working papers of Sellers' certified public accountants used in their preparation of financial statements of AACS, and (c) the Books and Records of AACS and otherwise review the financial and legal condition of AACS as Buyer deems necessary or advisable to familiarize itself with the Business and related matters; such review shall not, however, affect the representations and warranties made by Sellers hereunder or the remedies of Buyer for breaches of those representations and warranties. Buyer may also, prior to the Closing Date, through its representatives, inspect any or all of AACS' towers and other transmitting facilities. Such review and inspection shall occur only during normal business hours upon reasonable notice by Buyer. Sellers shall permit Buyer and its representatives to have, after the execution of this Agreement, full access to employees of AACS who can furnish Buyer with financial and operating data and other information with respect to the Business as Buyer shall from time to time reasonably request. Until the Closing Date, Seller agrees to provide Buyer with monthly financial reports within ten days of the end of each month.

     VIII.7  Further Assurances.  At any time or from time to time after the
             ------------------
Closing Date, Sellers shall, at the reasonable request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to consummate and make effective the sale of the Stock pursuant to this Agreement.

     VIII.8  Delivery of Schedules.  Buyer and Seller acknowledge that the
             ---------------------
Schedules hereto have not been delivered upon the execution of this Agreement. Seller therefore covenants to deliver such Schedules within ten days after the date hereof.


                                  ARTICLE IX
                              COVENANTS OF BUYER
                              ------------------

     Buyer hereby covenants and agrees with Sellers as follows:

     IX.1    Cooperation by Buyer.  Buyer will use its reasonable best efforts,
             --------------------
and will cooperate with Sellers, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Buyer to effect the transactions contemplated on its part hereby, and Buyer will otherwise use its reasonable best efforts to cause and consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied.

     IX.2    Books and Records; Personnel.  At all times after the Closing Date,
             ----------------------------
Buyer shall allow Sellers and any agents of Sellers, upon reasonable advance notice to Buyer, access to all Books and Records of AACS which are transferred to Buyer in connection herewith, to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, employment matters, tax returns or audits, or reports to or filings with governmental agencies, during normal working hours at the location where such Books and Records are maintained and Sellers shall have the right, at Sellers' sole cost, to make copies of any such Books and Records. Buyer agrees to maintain all Books and Records of AACS for a period of six years from the Closing Date.

     IX.3    Further Assurances.  At any time or from time to time after the
             ------------------
Closing Date, Buyer shall, at the request of Sellers and at Sellers' expense, execute and deliver any further instruments or documents and take all such further action as Sellers may reasonably request in order to consummate and make effective the sale of the Stock pursuant to this Agreement.


                                   ARTICLE X
                              COMMISSION APPROVAL
                              -------------------

     X.1     Commission Licenses.  Buyer and Sellers understand and agree that
             -------------------
an integral part of the assets of AACS are the licenses issued by the Commission and commonly referred to as (a) common carrier licenses and (b) private radio licenses. It is further understood by all parties hereto that although AACS will continue to own and maintain all licenses granted by the Commission, any time there is a transfer of control of a corporate licensee, the Commission must grant prior approval of such change in control. Since this Agreement contemplates the sale and transfer of all issued and outstanding common stock of AACS, the approval by the Commission of the resulting transfer of control of AACS is a condition precedent to the obligations of Buyer hereunder, as set forth in Section 7.5 above. In order to obtain the required Commission approvals for the transfer of control of AACS to Buyer, the parties hereto agree to the procedure in Section 10.2 below.

    X.2      Commission Filings.  Buyer and Sellers together shall act
             ------------------
diligently to prepare and file the required applications to the Commission for consent to the transfer of control of AACS from Sellers to Buyer and to execute such documents as may be necessary in order to obtain Commission consent to the transaction proposed herein.

    X.3      Common Carrier Licenses.  Upon consummation of the transaction
             -----------------------
proposed herein following prior final and nonappealable Commission approval of the transfer of control of AACS' common carrier licenses, Buyer shall notify the Commission of the consummation, as required by the Rules and Regulations.

    X.4     Private Radio Licenses.  Buyer and Sellers agree that, to the
            ----------------------
extent permitted by the Rules and Regulations, the proposed transaction herein may be closed prior to formal Commission consent to the transfer of control of AACS' private radio licenses pursuant to conditional temporary authority or a grant of special temporary authority by the Commission under the Rules and Regulations.

    X.5      Assurance of Compliance.  Buyer and Sellers agree, in the event
             -----------------------
that the transaction proposed herein is approved by the Commission, but is not to be consummated, to cooperate in the preparation of and making of any necessary filings with the Commission in order to restore the licenses to the status quo ante. In this regard, it is understood that applications to undo the
------ --- ----
transfer of control, with respect to the private carrier licenses, would be required, if the consent had been granted more than 30 days prior to the parties' notification to the Commission that the transaction proposed herein is not to be consummated.


                                  ARTICLE XI
                                  THE CLOSING
                                  -----------

     XI.1    Time and Place.  The closing of the transactions contemplated by
             --------------
this Agreement (the "Closing") will take place at 9:00 a.m. at the offices of Bishop, Payne, Williams & Werley, LLP, 500 West Seventh Street, Suite 1800, Ft. Worth, Texas 76102-4782 on the later of either the fifth business day after the final determination of EBITDA in accordance with Section 3.3(a) or the fifth business day after the FCC Approvals become final and non-appealable, or at such other time, at such other place or on such other date as the parties hereto may mutually agree. The date on which the Closing occurs is herein referred to as the "Closing Date," and the transactions contemplated by this Agreement shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

     XI.2    Sellers' Obligations.  At the Closing, Sellers shall deliver to
             --------------------
Buyer, against delivery of the items specified in Section 10.3:

             (a) the certificates representing the Stock together with stock powers executed in blank;

             (b) a check or wire transfer to an account of Buyer in the amount of any apportionment due Buyer pursuant to Section 3.3;

             (c) the applicable Sellers' Agreements executed by Sellers;

             (d) certified copies of the Articles of Incorporation, Bylaws and Good Standing and Existence Certificates of AACS;

             (e) all Books and Records of AACS, including all Contracts and Leases of AACS;

             (f) the certifications required by Section 7.1, 7.2 and 7.3 which may be contained in one certificate;

             (g) the consents to assignment of the Contracts and Leases as required by Section 7.5;

             (h) the legal opinions as required by Section 7.6;

             (i) evidence of final and nonappealable FCC Approvals; and

             (j) such other instruments, documents and certificates in form and substance reasonably satisfactory to Buyer, as Buyer shall have reasonably required.

     XI.3    Buyer's Obligations.  At the Closing, Buyer shall deliver to
             -------------------
Sellers, against delivery of the items specified in Section 10.2:

             (a) a wire transfer for the total of the Purchase Price, as adjusted pursuant to

     Section 3.2, if necessary, plus the amount of any apportionment due Seller pursuant to Section 3.3;

             (b) the applicable Buyers' Agreements executed by a duly authorized officer of Buyer;

             (c) evidence of final and nonappealable FCC Approvals; and

             (d) the certifications required by Sections 6.1, 6.2 and 6.3 which may be contained in one certificate.


                                  ARTICLE XII
                                  TERMINATION
                                  -----------

     XII.1   Termination.  This Agreement may be terminated and the transactions
             -----------
contemplated hereby may be abandoned at any time prior to the Closing Date:

             (a) by the mutual written consent of Buyer and Sellers;

             (b) by either Buyer or all Sellers on or after August 31, 1996, if the Closing has not occurred by such date, provided that as of such date neither Buyer nor any of the Sellers is in default or that both Buyer and any of the Sellers are in default under this Agreement;

             (c) by Buyer or all Sellers in writing, without prejudice to other rights and remedies which the terminating party may have (provided the terminating party is not otherwise in material default or breach of this Agreement, or has failed or refused to close without justification hereunder), if the other party shall (i) materially fail to perform its covenants or agreements contained herein required to be performed prior to the Closing Date, or (ii) materially breach or have breached any of its representations or warranties contained herein; or

             (d) by Buyer in writing (i) if Seller fails to deliver the Schedules within ten days after the date hereof or (ii) within 5 days of Buyer's actual receipt of the Schedules from Seller if the disclosures contained in the Schedules are unsatisfactory to Buyer in its sole discretion.

     XII.2   Remedies Upon Default or Failure to Close.
             -----------------------------------------

             (a) If Buyer shall default in the performance of its obligations under this Agreement, including, but not limited to, the failure of any condition to Closing in

     Article VI or the failure to make any required delivery under Section 11.3, and shall for this reason be unable to consummate this Agreement on the Closing Date in accordance with the terms hereof, and provided that Sellers are not then in material default of any of their obligations hereunder, Sellers shall be entitled as their sole remedy to terminate this Agreement by written notice to Buyer and to request the disbursement of the Earnest Money in accordance with the terms of the Escrow Agreement as liquidated damages; provided, however, that Buyer shall have a period of ten (10) days following written notice from Sellers to cure any breach of this Agreement, if such breach is curable. Buyer and Sellers hereby agree in the case of this clause (a) of Section 11.2 that (i) Sellers' damages for Buyer's default are difficult or impossible to determine, (ii) Buyer's payment of the Earnest Money is deemed a reasonable estimate of Sellers' potential damages, (iii) such payment is not a penalty or forfeiture, and (iv) upon payment of the Earnest Money, Buyer shall have no further liability to Sellers. Notwithstanding the foregoing, if Buyer shall intentionally breach the terms of this Agreement or intentionally default in the performance of its obligations hereunder, Sellers shall be entitled to indemnification pursuant to Section 13.1 hereof for the amount of damages incurred as a result of such breach or default, less the amount of the Earnest Money.

             (b) If any Seller shall default in the performance of its obligations under this Agreement, including, but not limited to, the failure of any condition to Closing in Article VII or the failure to make any required delivery under Section 11.2, and shall for that reason be unable to consummate this Agreement on the Closing Date in accordance with the terms hereof, and if Buyer is not then in material default of any of its obligations hereunder, Buyer shall be entitled either (i) to waive any such defaults by such Seller and to require such Seller through specific performance (which such Seller acknowledges to be an appropriate remedy) to consummate the sale in accordance with the terms of this Agreement or (ii) to request the return of the Earnest Money in accordance with the terms of the Escrow Agreement; provided, however, that if any Seller shall intentionally breach the terms of this Agreement or intentionally default in the performance of its obligations hereunder (including a sale or contract to sell the Business, assets or a majority of the shares of capital stock of AACS to a third party prior to September 1, 1997) Buyer shall be entitled to indemnification pursuant to Section 13.2 hereof for the amount of damages incurred as a result of such breach or default, and to the return of the Earnest Money. The availability of specific performance shall be in addition to any other remedies or claims for damages Buyer may have at law or in equity for intentional breaches or intentional defaults by Sellers of Sellers' obligations hereunder or for Buyer's remedies pursuant to Article XII hereof

             (c) In addition to the events or circumstances described in paragraph (b) above respecting the Earnest Money, the Earnest Money shall be refunded to Buyer if:

                    (i) Sellers and Buyer are both in material default of one or more of their respective obligations under this Agreement and the transactions contemplated hereby are not consummated prior to the Termination Date; or

                    (ii) the Agreement is terminated pursuant to Section
             12.1(a), (b) or (d) above.

     In the event of (i) or (ii) above, the Earnest Money shall be returned to Buyer in accordance with the terms of the Escrow Agreement within three business days after the Termination Date.

     XII.3   Effect on Obligations.  Termination of this Agreement pursuant to
             ---------------------
this Article shall terminate all obligations of the parties hereunder, except for (i) the obligations under Sections 11.2, 13.1, 13.2, 13.9 and 13.10 hereof and Buyer's remedies under Article XII, (ii) the obligations set forth in the next succeeding sentence of this Section 11.3, and (iii) the obligations under the Confidentiality Agreement between the parties dated effective as of September 5, 1995 (the "Confidentiality Agreement"). Upon any termination of this Agreement each party hereto will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.


                                 ARTICLE XIII
                         SURVIVAL AND INDEMNIFICATION
                         ----------------------------

     XIII.1  Indemnification of Seller.  Buyer shall indemnify and hold Sellers
             -------------------------
and its Affiliates (the "Sellers Indemnitees") harmless from and against any and all damages, including exemplary damages and penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages"), suffered by Sellers Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to Sellers by Buyer pursuant to the terms of this Agreement, or (b) any liability or obligation (other than those for which Buyer is being indemnified by Sellers hereunder) which pertains to the ownership, operation or conduct of the Business or assets arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date. With respect to claims brought by Seller after the Closing, Buyer's obligation to indemnify Seller for Damages (in the aggregate for all claims) shall not exceed the amount of the Purchase Price.

     XIII.2  Indemnification of Buyer.  Sellers shall, jointly and severally,
             ------------------------
indemnify and hold Buyer and its Affiliates (the "Buyer Indemnitees") harmless from and against any and all Damages suffered by Buyer Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, nonfulfillment of any agreement or covenant on the part of Sellers under this Agreement, or any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to Buyer by Sellers pursuant to the terms of this Agreement, or (b) any liability or obligation (other than those for which Seller is being indemnified by Buyer hereunder) which pertains to the ownership, operation or conduct of the Business or assets arising from any acts, omissions, events, conditions or circumstances occurring before the Closing Date. Buyer Indemnitees shall not be entitled to seek indemnification from Sellers until and unless the aggregate of all claims for indemnification is equal to or greater than $10,000 at which time Sellers' indemnification liability shall be for such entire amount. With respect to claims brought by Buyer after the Closing, Seller's obligation to indemnify Buyer for Damages (in the aggregate for all claims) shall not exceed the amount of the Purchase Price.

     XIII.3  Demands.  Each indemnified party hereunder agrees that promptly
             -------
upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

     XIII.4  Right to Contest and Defend.  The indemnifying party shall be
             ---------------------------
entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party, having used its reasonable best efforts in resolution. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within fifteen
(15) days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

     XIII.5  Cooperation.  If requested by the indemnifying party, the
             -----------
indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. If the indemnifying party has not chosen to contest a Claim, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim at no cost or expense to the indemnified party.

     XIII.6  Right to Participate.  The indemnified party agrees to afford the
             --------------------
indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

     XIII.7  Payment of Damages.  The indemnifying party shall pay to the
             ------------------
indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement subject to offset for any insurance proceeds actually received by the indemnified party, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. The availability of insurance proceeds shall not delay or postpone any indemnification payment required hereunder. If the indemnified party both collects any such insurance proceeds and receives a payment from the indemnifying party hereunder, and the sum of such proceeds and payment is in excess of the amount payable with respect to the matter that is the subject of the indemnity, then the indemnified party shall promptly refund to the indemnifying party the amount of such excess, if permitted by the applicable insurance policy(ies). Except as otherwise provided in the preceding sentence, the indemnified party's receipt of any such insurance proceeds shall not eliminate or reduce the obligations of the indemnifying party or the rights of the indemnified party hereunder.

     XIII.8  Survival of Representations and Warranties.  The representations
             ------------------------------------------
and warranties contained in Articles IV and V of this Agreement shall survive until the second anniversary date of the Closing Date except for the representations and warranties in Sections 4.2, 4.3, 4.8, 4.12, 4.13, 4.15, 4.16 and 5.1 which shall survive forever.

     XIII.9  General.  THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED
             -------
FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTHING IN
                                                                      ----------
THIS CONSPICUOUS NOTICE IS INTENDED TO PROVIDE OR ALTER THE RIGHTS AND
----------------------------------------------------------------------
OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS
------------------------------------------------------------------------
AGREEMENT.
---------


                                  ARTICLE XIV
                                 MISCELLANEOUS
                                 -------------

     XIV.1   Notices.  Any notice, request, instruction, correspondence or other
             -------
document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

             If to Sellers prior to Closing, addressed to:

                       Mr. Lanty H. Wylie, Jr.
                       AACS Communications, Inc.
                       702A East Abram
                       Arlington, Texas 76010

                       Telecopy:  (817) 548-1582

             with a copy prior to Closing to:

                       Mr. Hershel R. Payne
                       Bishop, Payne, Williams & Werley, LLP
                       500 West Seventh St., Suite 1800
                       Ft. Worth, Texas 76102-4782
                       Telecopy:  (817) 870-2631

             [If to Sellers after Closing, addressed to:

                       Mr. Hershel R. Payne
                       Bishop, Payne, Williams & Werley, LLP
                       500 West Seventh Street, Suite 1800
                       Ft. Worth, Texas 76102-4782]
                       Telecopy:  (817) 870-2631

             If to Buyer, addressed to:

                       Teletouch Communications, Inc.
                       1000 Louisiana, Suite 600
                       Houston, Texas 77002
                       Attention: Mr. Robert M. McMurrey
                       Telecopy: (713) 650-3351

             with a copy prior to Closing to:

                       Mr. Thomas D. Manford III
                       Bracewell & Patterson, L.L.P.
                       South Tower Pennzoil Place
                       711 Louisiana Street, Suite 2900
                       Houston, Texas  77002-2781
                       Telecopy:  (713) 221-1303

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which

Notice is to be given to it by giving Notice as provided above of such change of address.

     XIV.2   Governing Law.  The provisions of this Agreement shall be governed
             -------------
by and construed and enforced in accordance with the laws of the State of Texas (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction).

     XIV.3   Entire Agreement; Amendments and Waivers.  This Agreement
             ----------------------------------------
(including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     XIV.4   Binding Effect and Assignment.  This Agreement shall be binding
             -----------------------------
upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party; provided, however, that the parties specifically consent to the following future assignment: after or at the Closing, as collateral for the financing of the transaction contemplated by this Agreement, Buyer may assign this Agreement and Buyer's rights hereunder and under other documents entered into in connection herewith to financial institutions or their affiliates providing any such financing or any refinancing thereof, and provided that, upon foreclosure or sale in lieu of foreclosure or deed in lieu of foreclosure or deed of any of the assets of Buyer to its Affiliates of Buyer's rights hereunder or under other documents entered into in connection herewith or a substantial portion thereof by or to any such financial institutions or their Affiliates, the representations, warranties, obligations, covenants, agreements and indemnities of Sellers herein and in such other documents will inure to the benefit of such financial institutions (or their Affiliates) or any such purchaser or grantees. Except for the foregoing, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

     XIV.5   Severability.  If any provision of the Agreement is rendered or
             ------------
declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Buyer and Seller shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions, but all of the remaining provisions of this

Agreement shall remain in full force and effect.

     XIV.6   Headings.  The headings of the sections herein are inserted for
             --------
convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     XIV.7   Execution.  This Agreement may be executed in multiple counterparts
             ---------
each of which shall be deemed an original and all of which shall constitute one instrument.

     XIV.8   Sales and Transfer Taxes.  Seller shall be responsible for and pay
             ------------------------
any applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby.

     XIV.9   Expenses.  Except as otherwise provided in this Agreement, Seller
             --------
and Buyer shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby, provided, however, that Buyer and Seller shall share equally all filing fees payable to the Commission.

     XIV.10  Publicity.  Except as otherwise required by applicable laws or
             ---------
regulations, Seller or Buyer shall not issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party hereto to the contents and the manner of presentation and publication thereof.



             [The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                              BUYER:

                              TELETOUCH COMMUNICATIONS, INC.



                              By: ___________________________
                                  Robert M. McMurrey
                                  Chairman and Chief Executive Officer



                              SELLERS:



                              By: ___________________________
                                     Lanty H. Wylie, Jr.


                              By: ___________________________
                                     Raymond C. Trott



                              Estate of James Robert Bell


                              By: ___________________________
                              Name: _________________________
                              Title: Independent Executor